EXHIBIT 21.1

 CENTRUE FINANCIA CORPORATION

SUBSIDIARIES OF CENTRUE FINANCIAL CORPORATION

Subsidiary	Ownership	Jurisdiction

Centrue Bank	Wholly-owned subsidiary of	Illinois
Centrue Financial Corporation